Exhibit 99.1

Turtle Beach Successfully Replaces Subordinated Debt with Lower Cost Financing

SAN DIEGO, CA, December 30, 2014 – Turtle Beach Corporation (NASDAQ: HEAR) today announced that it has entered into an amendment to its loan agreement with Bank of America signed March 31, 2014 that will allow the Company to repay approximately $7.7 million of existing subordinated debt. The subordinated debt had an annual interest rate of 10% through December 31, 2014 and 20% per annum thereafter. The interest rate on the $7.7 million loan is LIBOR plus 5% while the interest rate on the remaining portion of the Company’s credit facility remains at LIBOR plus 2.5%.

The transaction is expected to generate approximately $0.4 million in interest savings annually compared with 2014 based on the current LIBOR rate.

About Turtle Beach Corporation

Turtle Beach Corporation (TurtleBeachCorp.com) designs audio products for consumer, commercial and healthcare markets. Under the brand Turtle Beach (TurtleBeach.com), the company markets premium headsets for use with video game consoles, including officially-licensed headsets for the next-generation Xbox One and PlayStation®4, personal computers and mobile devices. Under the brand HyperSound® (HyperSound.com), the company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The Company’s shares are traded on the NASDAQ Exchange under the symbol NASDAQ:HEAR.

For more information:

David Lowey

Director of Corporate Communications

Turtle Beach Corporation

David.Lowey@turtlebeach.com

+1-914-844-2759

Anne Rakunas

Investor Relations

ICR

Anne.Rakunas@icrinc.com

+1-310-954-1113